EXHIBIT (A)(17)


                         ENDESA ORDER OF SALE IN AUCTION


SHAREHOLDER       :
ADDRESS           :
TELEPHONE         :
ISSUER            :  ENDESA
AMOUNT OF SHARES  :
MINIMUM PRICE     :  CH $250
FORM OF PAYMENT   :  NORMAL CASH
1ST ISSUANCE      :  ORDER NOT SUBJECT TO COMMISSION

I hereby explicitly empower Banchile Stock Brokers ("Banchile") to carry out this order in the auction of shares ("Auction") that will take place in the Santiago Stock Exchange, as part of the Purchase Offer in Auction of Shares of ENDESA S.A. (the "Offer"), made by Duke Energy International, L.L.C. ("Duke International") and subject to the conditions that on said Offer are indicated. Considering the characteristics of the Offer, Banchile will not be obligated to follow the regulatory sequence in its execution or distribution.

I hereby state that the shares offered for sale, are registered in my name in Endesa, completely paid, free of liens, prohibitions, attachments, claims, court orders, suspensive or resolutory conditions and, in general, of any circumstance that does not permit its free assignment or transferability.

I accept that this Sales Order is irrevocable starting at 18 hours of the second stock exchange working day prior to the date of the Auction.

I name Banchile as my representative, so that by virtue of the transfer form signed on this date, it may proceed to register in its name the shares individualized in this Sales Order, which the purpose of facilitating the execution of this order. This procedure is done in order to facilitate the observance of the Santiago Stock Exchange Rules and does not assume the intent of acquiring for its own the shares that I have hereby ordered sold. In any event, I explicitly instruct Banchile so that the transfer is not made before the fifth day prior to the Extraordinary Shareholders Meeting of ENDESA, which will take place on April 8, 1999.

I hereby authorize Banchile to accumulate this Sales Order to other orders in one or more divisible or indivisible lots.

I hereby authorize Banchile that in the event the total number of shares that are offered for sale in the Auction exceed the amount of shares offered to purchase in same, to apply the Prorate Factor defined in the Offer.

I hereby explicitly authorize Banchile that in the event the Prorate Factor applied on the sales of shares in the Auction, the excess of unsold shares, are duly returned within 7 working days as of the Auction date, remaining such shares in my name in the custody of ENDESA. To this effect I explicitly empower Banchile to represent me.


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I explicitly accept that the shares that for any cause or reason are not duly registered in the name of Banchile, at 18 hours of the stock exchange working day prior to the date of the Auction, are not included in same.

I accept that the execution of the Sales Order is subject to the conditions indicated by Duke International in the Offer notice published in the El Mercurio newspaper, of February 25, 1999 and its possible amendments, and consequently this order is conditioned on the Auction taking place.

I empower Banchile, to publish the notice for the Auction, which is referred to in the stock exchange regulations.

I declare that I am a Chilean person.

I declare that I know and accept the terms included in the Offer and on that basis I execute the present Sales Order. Specifically, I know and accept that Duke International or the affiliate of Duke Energy Corporation (the "Affiliate") that is formed will not purchase the offered shares on terms and conditions different than those indicated in its Offer and that in the case of shares that are not purchased by such company or because the Auction does not take place, there will be no right, indemnity, payment or reimbursement in favor of those that have made sales offers, also there shall be no liability or obligation on the part of Duke International, the Affiliate, Banchile Stock Brokers S.A., their respective attorneys-in-fact, advisors or representatives.

I authorize Banchile to complete, in its case, all information in connection with the transfer of shares forms that may be necessary, all of it in conformance to what is indicated in the present Sales Order.


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Banchile Stock Brokers S.A.



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